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                                                                      EXHIBIT 21

                   LIST OF THE SUBSIDIARIES OF THE REGISTRANT


Name of Subsidiary (1)                           State of Incorporation
------------------                               ----------------------

Lance Mfg. LLC                                   North Carolina

Caronuts, Inc.                                   North Carolina

Vista Bakery, Inc.                               North Carolina

South MECKCA, LLC                                Delaware

West MECKCA, LLC                                 Delaware

        Norbehouse, LP(2)                        Delaware

               HSW Mortgage Corp.(3)             North Carolina




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(1)   Each subsidiary does business under only its corporate name.
(2)   Subsidiary of South MECKCA, LLC and West MECKCA, LLC.
(3)   Subsidiary of Norbehouse, L.P.